Exhibit (m)(79)

DISTRIBUTION AND SERVICE PLAN

Variable Insurance Products Fund V: Target Volatility Portfolio

Service Class Shares

1. This Distribution and Service Plan (the "Plan"), when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") for Service Class shares of Target Volatility Portfolio ("Service Class"), a class of shares of Target Volatility Portfolio (the "Fund"), a portfolio of Variable Insurance Products Fund V (the "Trust"). The Fund's shares of beneficial interest ("Shares") may from time to time be offered to insurance companies for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies ("Variable Products").

2. The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Corporation (the "Distributor"), a wholly-owned subsidiary of Fidelity Management & Research Company ("FMR"), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers of the Fund's Shares. Such efforts may include, but neither are required to include nor are limited to, the following: (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising; (2) preparation, printing and distribution of sales literature; (3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than existing insurance company shareholders; (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may, from time to time, deem advisable; (5) making payments to insurance companies and others engaged in the sale of Shares or who engage in shareholder support services ("Investment Professionals"); and (6) providing training, marketing and support to such insurance companies and others with respect to Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the General Distribution Agreement and paragraph 2 hereof, all with respect to Service Class shares, Service Class shall pay to the Distributor a fee at the annual rate of 0.00% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Service Class throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of the Fund's Service Class Shares.

4. The Distributor may use all or any portion of the distribution fee received pursuant to the Plan to compensate Investment Professionals who have engaged in the sale of Service Class Shares or in shareholder support services with respect to Service Class Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof. Such services may include, but are not limited to, the following: (1) answering questions about the Fund from owners of Variable Products; (2) receiving and answering correspondence from owners of Variable Products (including requests for prospectuses and statements of additional information for the Fund); (3) performing sub-accounting with respect to Variable Product values allocated to the Fund; (4) preparing, printing and distributing reports of values to Variable Product owners who have values allocated to the Fund; (5) printing and distributing prospectuses, statements of additional information, any supplements thereto, and shareholder reports; (6) preparing, printing and distributing marketing materials for Variable Products; (7) assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options; (8) preparing, printing and distributing sub-account performance figures for sub-accounts investing in Fund Shares; and (9) providing other reasonable assistance in connection with the distribution of Fund Shares to insurers.

5. Separate from any payments made as described in paragraph 3 hereof, Service Class shall also pay to the Distributor a service fee at the annual rate of 0.25% (or such lesser amount as the Trustees may, from time to time, determine) of the average daily net assets of Service Class throughout the month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of Service Class Shares, but shall exclude assets attributable to any other class of Shares of the Fund. In accordance with such terms as the Trustees may from time to time establish, the Distributor may use all or a portion of such service fees to compensate Investment Professionals for personal service and/or the maintenance of shareholder accounts, or for other services for which "service fees" lawfully may be paid in accordance with applicable rules and regulations.

6. The Fund presently pays, and will continue to pay, a management fee to Strategic Advisers, Inc. ("Strategic Advisers"), an affiliate of FMR, pursuant to a management agreement between the Fund and Strategic Advisers (the "Management Contract"). It is recognized that Strategic Advisers and/or FMR may use its revenues, including management fees paid to Strategic Advisers by the Fund, or fees paid to FMR by Strategic Advisers out of such management fee revenue, as well as its past profits or its resources from any other source, to make payments to the Distributor with respect to any expenses incurred in connection with the distribution of Service Class Shares, including the activities referred to in paragraph 2 hereof. To the extent that any payments made by the Fund to Strategic Advisers, including the payment of management fees, out of which management fees Strategic Advisers may pay fees to FMR, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Service Class Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

7. This Plan shall become effective upon approval by a vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

8. This Plan shall, unless terminated as hereinafter provided, remain in effect until July 31, 2013, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the fees provided for in paragraphs 3 and 5 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Service Class and (b) any material amendment of this Plan shall be effective only upon approval in the manner provided in the first sentence of this paragraph 8.

9. This Plan may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of Service Class.

10. During the existence of this Plan, the Trust shall require Strategic Advisers and/or FMR and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of shares of Service Class (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11. This Plan does not require Strategic Advisers, FMR or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Service Class Shares.

12. Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by Service Class pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Service Class and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, series of the Trust, or class of such series.

13. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.